Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 2, 2007, by and among Integrated Alarm Services Group, Inc. (the “Company”),  the guarantors identified on the signature pages hereto and Wells Fargo Bank, N.A., as trustee (the “Indenture Trustee”).  All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture (as defined).

W I T N E S S E T H:

WHEREAS, the Company issued and sold those certain 12% Senior Secured  Notes due 2011 (the “Notes”), which Notes are guaranteed by the Subsidiary Guarantors named therein, pursuant to that certain indenture (the “Indenture”), dated as of November 16, 2004, by and among the Company, the Subsidiary Guarantors and the Indenture Trustee;

WHEREAS, Section 9.02 of the Indenture authorizes the Company, the Subsidiary Guarantors and the Indenture Trustee, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, to amend the Indenture, and any past default or compliance with any provisions of the Indenture may also be waived;

WHEREAS, in connection with the consent solicitation conducted by the Company for consents to amend and waive certain provisions of the Indenture, holders of approximately 92% of the aggregate principal amount of the Notes (the “Consenting Holders”), in accordance with Section 9.02 of the Indenture, have consented to certain amendments and waivers to the terms of the Indenture as set forth in this Supplemental Indenture; and

WHEREAS, the Company, by appropriate corporate action, has determined to amend the provisions of the Indenture in the manner described herein and has taken all acts and proceedings required by law, by the Indenture, and by its governing documents necessary to duly authorize, execute and deliver this Supplemental Indenture and to constitute this Supplemental Indenture a legal, valid and binding agreement of the Company enforceable against the Company in accordance with the terms herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.1.            Amendment of Section 4.03.  Section 4.03 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.2.            Amendment of Section 4.07.  Section 4.07 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.3.            Amendment of Section 4.08.  Section 4.08 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.4.            Amendment of Section 4.09.  Section 4.09 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.5.            Amendment of Section 4.10.  Section 4.10 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.6.            Amendment of Section 4.11.  Section 4.11 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.7.            Amendment of Section 4.12.  Section 4.12 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.8.            Amendment of Section 4.13.  Section 4.13 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.9.            Amendment of Section 4.14.  Section 4.14 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.10.          Amendment of Section 4.15.  Section 4.15 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.11.          Amendment of Section 4.16.  Section 4.16 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.12.          Amendment of Section 4.17.  Section 4.17 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.13.          Amendment of Section 4.18.  Section 4.18 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.14.          Amendment of Section 4.19.  Section 4.19 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.15.          Amendment of Section 5.01.  Section 5.01 of the Indenture is hereby amended by deleting the existing section in its entirety.

Section 1.16.          Amendment of Section 6.01.  Section 6.01 of the Indenture is hereby amended by deleting subsections (iii), (iv), (v), (vi), (vii), (viii) and (ix) of the existing section in their entirety.

Section 2.               Deletion of Certain Definitions.  The Indenture is hereby amended to delete all definitions and defined terms from the Indenture where all references to such definitions or defined terms would be eliminated as a result of the amendments set forth herein.

Section 3.               Waiver of Existing Defaults.  To the fullest extent permitted under Sections 6.04 and 9.02 of the Indenture, the Consenting Holders have irrevocably waived any and all Defaults or Events of Defaults arising or existing under the Indenture prior to the effectiveness of this Supplemental Indenture.

Section 4.               Instruments to be Read Together.  This Supplemental Indenture is an indenture supplemental to the Indenture; and, as such, the Indenture and this Supplemental Indenture shall henceforth be read together.  To the extent that the Notes conflict with or are inconsistent with the terms of the Indenture as amended by this Supplemental Indenture, the terms of the Indenture as amended by this Supplemental Indenture shall govern.

Section 5.               Trustee Disclaimer. The Indenture Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Indenture Trustee, and, without limiting the generality of the foregoing, the Indenture Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Indenture Trustee makes no representation with respect to any such matters, and (e) the validity or sufficiency of the consent solicitation materials or procedure in connection with the solicitation of consents to the amendments and waivers provided for herein.

Section 6.               Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the TIA, the required provision shall control.

Section 7.               Governing Law.  The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture without giving effect to applicable principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law) to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 8.               Counterparts.  This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.               Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.             Ratification.  Except as expressly amended hereby, each provision of  the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company, the Subsidiary Guarantors and the Indenture Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INTEGRATED ALARM SERVICES GROUP, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

CRITICOM INTERNATIONAL CORPORATION

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

MONITAL SIGNAL CORPORATION

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

INTEGRATED ALARM SERVICES, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

AMERICAN HOME SECURITY, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

NATIONAL ALARM COMPUTER CENTER INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

EVEREST VIDEO SYSTEMS, L.L.C.

		By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Vice President & Secretary

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President